NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 29, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 15, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The reogranization (via merger) between the Impact Shares Affordable Housing MBS ETF and the CCM Affordable Housing MBS ETF became effective on March 15, 2024. Each share of Impact Shares Affordable Housing MBS ETF, a series of Impact Shares Trust I will be converted into the equivalent value of shares of CCM Affordable Housing MBS ETF, a newly created series of Quaker Investment Trust. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 18, 2024.